March 20, 2002



KZH Soleil - 2 LLC c/o The Chase Manhattan Bank 140 East 45th Street - 11th Floor New York, NY 10017

Galaxy CLO 1999-1, Ltd.
c/o Chase Bank of Texas, National Association
600 Travis Street - 48th Floor, 48-CTH-304
Houston, TX  77002

Sun America Life Insurance Company
1 SunAmerica Center - 34th Floor
Century City
Los Angeles, CA  90067-6002


RE: Ugly Duckling Corporation Senior Secured Loan Agreement Dated as of January 11, 2001


Dear Sirs:

With this letter we are requesting a waiver of the following:

     o Consolidated EBITDA to Consolidated Interest Expense ratio contained in Section 6.13 for January 2002,
     o Consolidated Senior Debt to Consolidated Total Capitalization ratio contained in Section 6.14 for February 2002 and March 2002, and
     o Event of Default in Section 8.1 (j), triggered by our hitting a termination event under our Bond Insurance Policy, of the above referenced loan agreement for December 2001 and January 2002.

In addition, we are requesting a waiver for the periods indicated below and an amendment of the Senior Secured Loan Agreement with respect to the following covenants and we have attached a form of Amendment for your review and execution (if acceptable):

     o Minimum Capital Base covenant contained in Section 6.16 for December 2001, January 2002 and February 2002 and
     o Minimum Other Interest Coverage ratio contained in Section 6.17 for December 2001.

We are in compliance with all other covenants of the agreement for the periods mentioned above.

As we shared with you in recent months, the reason for the shortfall in these covenants is due to a number of changes we are making in the business to improve long term portfolio performance. These changes include:

     1. Enhancing underwriting criteria through the implementation of credit scoring and increasing down payment requirements, resulting in slower sales, a smaller portfolio than forecasted and lower interest income from the smaller portfolio.

     2. The increase in loan loss reserves on the balance sheet resulting from higher than expected losses from older portfolios and a smaller base of originations in the quarter, as previously discussed.

In addition, we took a one-time charge to earnings for a restructuring/reduction in staff and privatization expenses. Combined, these charges resulted in more than $5 million in charges for the year. We expect these initiatives to produce annualized savings in excess of $5 million.

With respect to the termination events on the Bond Insurance Policy, we hit three termination charge-off triggers on trusts 2000B, 2000C and 2001A in December and one termination delinquency trigger on trust 1999C in January. On a cumulative charge-off curve, these trusts are in line with prior period originations at the same time of year, however the impact of the recession, the events of 9/11 and the poor auction recovery market at year-end caused us to hit higher single month levels than we have in the past. All of these trusts are currently below the termination trigger levels.

In light of these changes and the impact to our profitability in 2001, the "B-piece" contracts securing your loan continue to perform at consistently high levels. Cash generated from these loans through 2001 was approximately $73 million, which is approximately $13 million greater than 2000. Additionally, at the end of February, you have $40.5 million in over collateralization in the transaction as well as $5.0 million in Cash Collateral and the residual cash flow was $3.4 million for the month.

We have also recently extended the warehouse facility with Greenwich Capital for an additional 364 days. The new facility has a maximum borrowing of $120 million for the month of March 2002 and then $100 million for the term of the loan. We have also negotiated a slightly better advance rate. All of the other material terms and conditions are essentially the same. This letter also requests your consent to this extension of the warehouse facility.

Thank you for your time and consideration. I have provided an area below for your signature authorizing the waiver and consent. Please call me with any further questions at 602-852-6635.


Sincerely,



Jon Ehlinger
VP/Secretary/General Counsel
Ugly Duckling Corporation

The undersigned hereby waive the covenants as requested and consent to the renewal of the Greenwich Capital warehouse facility:


KZH Soleil - 2 LLC

By:      _________________________
Name:    _________________________
Title:   _________________________

Galaxy CLO 1999-1, Ltd.
By:      SAI Investment Advisors, Inc.
         its Collateral Manager

By:      _________________________
Name:    _________________________
Title:   _________________________

Sun America Life Insurance Company

By:      _________________________
Name:    _________________________
Title:   _________________________